Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is entered into as of August 30, 2004 (the “Effective Date”), by and between KD Holdings, a Denmark corporation (“Holdings”), Kirsten Damgaard, an individual and the sole shareholder of Holdings (“Stockholder”) (Holdings and Stockholder are hereinafter collectively referred to as “Seller”), and dj Orthopedics, LLC, a Delaware limited liability company (“Buyer”).

R E C I T A L S

WHEREAS, Buyer and Seller have entered into that certain letter agreement dated September 29, 2003 (the “Option”) pursuant to which Seller granted Buyer the option to purchase, upon terms and conditions set forth therein, all of the outstanding capital stock in dj Orthopedics Nordic ApS, formerly KD Innovations, (hereinafter, the “Acquired Business”); and

WHEREAS, Buyer wishes to exercise such Option and purchase the capital stock of the Acquired Business, and Seller wishes to sell such capital stock, all on the terms and conditions set forth in this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF STOCK

1.1           Purchase and Sale of Stock.  Subject to the terms and conditions of this Agreement and pursuant to the exercise of the Option, Seller does hereby sell, transfer, convey, assign and deliver to Buyer, and Buyer does hereby purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the outstanding shares of capital stock of the Acquired Business (the “Stock”).

1.2           Transactions on the Effective Date.   In consideration for the sale, assignment, transfer and delivery of the Stock, Buyer shall pay Holdings in readily available funds on the Effective Date pursuant to wire transfer instructions provided by Seller to Buyer the sum of $700,000 in U.S. dollars (unless specifically indicated to the contrary, all sums set forth in this Agreement shall be in U.S. dollar currency).  Holdings shall deliver to Buyer on the Effective Date the certificates or other evidence of the Stock, accompanied by such transfer documents as are necessary under the laws of Denmark to transfer such Stock to Buyer and to evidence Buyer as the holder of all right, title and interest in the Stock.

1.3           Additional Scheduled Payments.  As additional consideration, Buyer hereby agrees to pay Holdings the following amounts subject to the following conditions:

(a)           Buyer shall make an additional payment to Holdings on September 1, 2005 in the amount of $125,000 if the aggregate “net operating income” (as defined below) of the Acquired Business in the country of Denmark during calendar 2004 and the six-month period ending June 30, 2005 equals or exceeds the sum of $250,000, and if such net operating income for the country of Denmark during such period is less than $250,000, then such payment shall be reduced in proportion to the shortfall in such net operating income.

(b)           Similarly, Buyer shall make an additional payment to Holdings on September 1, 2006 in the amount of $125,000 if the aggregate “net operating income” (as defined below) of the Acquired Business in the country of Denmark during calendar 2005 and the six-month period ending June 30, 2006 equals or exceeds the sum of $360,000, and if such net operating income for the country of Denmark during such period is less than $360,000, then such payment shall be reduced in proportion to the shortfall in such net operating.

1.4         Possible Additional Consideration.  Buyer hereby agrees to pay Holdings additional consideration of up to $250,000, at the time and in the manner described below, if the Acquired Business achieves some or all the following cumulative net operating income goals as of December 31 of the years shown below:

2005	$258,000
2006	$687,000
2007	$1,303,000
2008	$2,065,000

On March 1, 2006 and each subsequent March 1 through March 1, 2009, the cumulative net operating income of the Acquired Business shall be determined as of the preceding December 31, and if the applicable goal has been exceeded, Buyer shall pay Holdings as additional consideration hereunder an amount equal to 50% of such excess.  Once the cumulative total of such additional consideration reaches $250,000, no further such payments will be made.  The failure of the Acquired Business to reach any applicable goal in a year subsequent to a year in which the applicable goal was achieved will not affect any of such additional consideration previously paid for the year in which such applicable goal was achieved.

1.5           Determination of Net Operating Income.   For purposes of sections 1.3 and 1.4 above, “net operating income” shall be determined by calculating the gross profit of the Acquired Business and subtracting therefrom selling expenses, marketing expenses, general and administrative expenses and depreciation.  In addition, the net operating income figures in sections 1.3 and 1.4 above have been calculated using an exchange rate of 6.5 DKK per US dollar, and such exchange rate shall be used for purposes of all calculations under sections 1.3 and 1.4 above.  The determination of such net operating income for the Acquired Business shall be made by Buyer.  Following June 30 of 2005 and 2006, Buyer shall, to determine the payment under section 1.3 above, calculate and report the net operating income of the Acquired Business in the country of Denmark for the period required by section 1.3, limiting such calculation for this purpose to sales achieved in Denmark and expenses incurred in Denmark.  Following December 31 of each year from 2005 to and including 2008, Buyer shall, to determine the payment under section 1.4 above, calculate and report the cumulative net operating income of the Acquired Business as a whole from January 1, 2005 through each such December 31.  Buyer shall report to Seller each such calculation, which shall be the basis for any payment of additional consideration by Buyer under either section 1.3 or 1.4 above.  If Seller disagrees with the determination of Buyer, the parties agree to meet and discuss any such disagreement in order to resolve any differences.  If the disagreement is not resolved to Seller’s satisfaction, Seller shall be entitled to resolve such disagreement through the dispute resolution procedure in section 5.4(b) below.

1.6           Continued Employment of Stockholder.  Stockholder understands that her continued employment and active participation in the Acquired Business during the period of time reflected in section 1.4 above is a material consideration to the Seller’s participation in the transaction provided for in this Agreement.  Accordingly, if Stockholder voluntarily terminates her employment with the Acquired Business prior to the completion of the payment opportunity under section 1.4 above, then Buyer shall have no further obligation to make any payments under such section.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

Each of Holdings and the Stockholder represents and warrants, jointly and severally, to the Buyer as follows:

2.1           Organization and Good Standing.  The Acquired Business is a corporation duly organized, validly existing and in good standing under the laws of Denmark.  The Acquired Business is duly qualified and registered to transact business and is in good standing in every country and other jurisdiction in which the character and extent of its business makes such qualification or registration necessary.  The Acquired Business has all necessary corporate power and authority, including all necessary licenses and permits, to carry on its business as it is now being conducted, and to own or lease and operate its properties and assets.

2.2           Authorization and Approvals.  Holdings has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors’ rights and remedies generally.  This Agreement has been duly and validly authorized by and approved by all requisite corporate action on the part of Holdings’ Board of Directors and stockholders.  No further approvals or consents by, or filings with, any national, regional or other court or governmental or administrative body, agency or other third party is required in connection with the execution and delivery by the Seller of this Agreement, or the consummation by the Seller of the transactions contemplated hereby.

2.3           Equity Structure of the Acquired Business.  The Stock represents all of the issued and outstanding capital stock of the Acquired Business and no other stock or equity interest in the Acquired Business has been issued or is outstanding.  Except for the Option and this Agreement, there are no options, warrants, convertible debt or securities, calls, agreements, arrangements or understandings or other rights of any kind or character to purchase any equity interest in the Acquired Business or that would otherwise result in the ownership of any equity interest in the Acquired Business by any party other than the ownership of the Stock by Holdings.  The equity interest represented by the Stock, and the Stock itself, has been duly authorized by all necessary corporate action of the Acquired Business, is validly issued, fully paid and nonassessable and has been issued in full compliance with all applicable laws and regulations.

2.4           Title to Stock.  Holdings is the registered and beneficial owner of the Stock, free and clear of any liens, encumbrances, security interests, restrictions or claims whatsoever, with full power and authority to convey the Stock to Buyer in accordance with the terms of this Agreement.  No other person or party has or can claim any interest of any kind in the Stock or in any right in respect of the Stock.

2.5           No Conflicts.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any provision of the charter or organizational documents of the Acquired Business or Holdings, (b) violate, or be in conflict with, or constitute a default (or other event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which the Acquired Business or the Seller is a party or by which the Acquired Business or the Seller or any of its or her respective  properties or assets may be bound, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to the Acquired Business or the Seller or any of its or her respective properties or assets or (d) give rise to a declaration or imposition of any claim, lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of the Acquired Business.

2.6           Taxes.  The Acquired Business has paid or caused to be paid within the time and in the manner prescribed by law all national, regional and local taxes of any type, including without limitation, income, franchise, gross receipts, sales or property taxes, payable or due from and owed by the Acquired Business for all periods ending on or prior to the date hereof except for taxes which are accrued but not yet due and payable.  The Acquired Business has collected all sales, use and value added taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities and has furnished properly completed exemption certificates for all exempt transactions.  The Acquired Business has properly withheld income or similar taxes and required social charges and paid such amounts to the proper governmental authority with respect to all employees of the Acquired Business.  None of the assets of the Acquired Business are subject to any liens in respect of taxes (other than for current taxes not yet due and payable).

2.7           Contracts.  Schedule 2.7 hereto contains a complete, current and correct list of all material contracts, commitments, obligations or agreements of the Acquired Business, whether written or oral, formal or informal (the “Contracts”).  To the knowledge of the Seller, no event has occurred which would constitute a default (or any event which, with the giving of notice or lapse of time or both, would constitute a default) under any term or provision of any of the Contracts and thereby allow a party thereto to terminate or claim damages therefor.  Each of the Contracts is in full force and effect and is the legal, valid and binding obligation of the Acquired Business and, to the knowledge of the Seller, of the other parties thereto, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors’ rights and remedies generally.  The Acquired Business is not a party to any Contract that restricts Acquired Business, or will restrict Buyer after the Effective Date, from carrying on the Acquired Business or any part thereof, or from competing in any line of business with any person, corporation or entity.

2.8           Title to Assets.  The Acquired Business has good, valid and marketable title to all of its assets.  All such assets are free and clear of title defects, liens, claims, charges, pledges, security interests, easements or other encumbrances of any kind or nature whatsoever, except for liens, taxes and assessments not yet due and liens arising by law or in the ordinary course of business that do not materially adversely affect such assets or the operation of the Acquired Business.

2.9           Financial Statements. Schedule 2.9 contains the balance sheet of the Acquired Business as of August 28, 2004 (the “Balance Sheet”) and the statement of income and expenses of the Acquired Business for the period from January 1, 2004 to the date of the Balance Sheet (the “Income Statement” and collectively with the Balance Sheet, the “Financial Statements”).  The Financial Statements (i) have been prepared in conformity with generally accepted accounting principles applicable to companies in the countries is which the Acquired Business operates consistently applied with prior periods, and (ii) fairly present the financial condition and results of operations of the Acquired Business as of the dates and for the periods indicated therein. The Balance Sheet accurately reflects all liabilities, obligations and commitments of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured) of the Acquired Business except (a) liabilities, obligations or commitments incurred since the date of the Balance Sheet in the ordinary course of business and consistent with past practice, (b) liabilities or obligations described on Schedule 2.9 or Schedule 2.12 hereto and (c) other liabilities or obligations that are not material, individually or in the aggregate, to the Acquired Business.

2.10         Accounts Receivable.  The Accounts Receivable shown in the Balance Sheet, subject to changes in the ordinary course of business from the date of the Balance Sheet to the Effective Date, constitute all of the accounts receivable of the Acquired Business and represent bona fide sales actually made or on or prior to such date in the ordinary course of business of the Acquired Business and consistent with past practices.  To Seller’s knowledge, there is no contest, claim or right of set-off contained in any oral or written agreement with any account debtor relating to the amount or validity of any such Account Receivable.  The Accounts Receivable are valid and collectible in the ordinary course of business.

2.11         Compliance With Laws.  To the knowledge of Seller, Seller has conducted the Acquired Business in compliance with, and is not in violation of, applicable laws, statutes, ordinances, rules, regulations, orders and other requirements of all national governmental authorities, and of all territories, states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the Acquired Business, including without limitation all such laws, regulations, ordinances and requirements relating to environment, antitrust, consumer protection, labor and employment, zoning and land use, immigration, health, and occupational safety,  except where the failure to be in compliance would not have a material adverse effect on the Acquired Business.  The Acquired Business has not received any written notification of any asserted present or past failure to comply with any laws, statutes, ordinances, rules, regulations, orders or other legal or regulatory requirements.

2.12         Litigation.

(a)           Except as set forth on Schedule 2.12, there is no pending or, to the best knowledge of the Seller, threatened action, suit, arbitration proceeding, investigation or inquiry before any court or governmental or administrative body or agency, or any private arbitration tribunal, against, relating to or affecting the Acquired Business, or the transactions contemplated by this Agreement, nor to the best knowledge of the Seller, are there any facts or circumstances which could reasonably lead to or provide the basis for any such threatened action, suit, arbitration proceeding, investigation or inquiry.

(b)           There is not in effect any order, judgment or decree of any court or governmental or administrative body or agency enjoining, barring, suspending, prohibiting or otherwise limiting the Acquired Business or any officer, director or employee of the Acquired Business from conducting or engaging in any aspect of the Acquired Business, or requiring Seller or any officer, director or employee of Seller to take certain action with respect to any aspect of the Acquired Business.

(c)           The Acquired Business is not in violation of or in default under any order, judgment, writ, injunction or decree of any court or governmental or administrative body or agency.

2.13         Brokers and Finders.  Seller has not engaged or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, nor has Seller consented to or acquiesced in anyone so acting.  Seller knows of no claim for compensation from any such broker, finder, investment banker or other third party for so acting on behalf of Seller or any basis for such a claim.

2.14         Absence of Certain Changes.   Since the date of the Balance Sheet, the Acquired Business has been conducted in the ordinary course consistent with past practice and, to the knowledge of Seller, there has not been:

(a)           any event, occurrence or development of a state of circumstances or facts relating to the Acquired Business which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect thereon;

(b)           any sale, lease, license or other disposition of any assets or properties of the Acquired Business, other than in the ordinary course of business consistent with past practices;

(c)           any creation or assumption by the Acquired Business of any lien, encumbrance or other charge on any of the assets or properties of the Acquired Business;

(d)           any indebtedness for borrowed money incurred by the Acquired Business or any commitment to incur indebtedness for borrowed money entered into by the Acquired Business;

(e)           the incurrence by the Acquired Business of any material liability or obligation not in the ordinary course of business and consistent with past practice;

(f)            the entering into a material contract or any amendment, modification or termination of any Contract listed on Schedule 2.7 other that the expiration of any such Contract by its terms;

(g)           the addition or loss of any employee of the Acquired Business, or any material increase in, or commitment to increase, the direct or indirect compensation payable or to become payable to any employee of the Acquired Business, or the commitment to make severance, bonus or special payments to any such employee;

(h)           any material condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the assets or properties of the Acquired Business; or

(i)            any notice of default or any other claim, allegation or other assertion that the Acquired Business has been or will be in breach or violation of any provision of any contract, agreement or instrument to which it is a party and by which its assets are bound.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
OF BUYER

Buyer represents and warrants to the Seller as follows:

3.1           Organization and Power.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties, and to carry on its business, as such is now being conducted.

3.2           Authorization and Enforceability of Agreements.  Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors’ rights and remedies generally.  This Agreement been duly and validly authorized by and approved by all requisite corporate action on the part of Buyer.  No further approvals or consents by, or filings with, any federal, state, municipal, foreign or other court or governmental or administrative body, agency or other third party is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

3.3           No Conflicts.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (a) violate any provisions of the charter or Bylaws of Buyer, (b) violate, or be in conflict with, or constitute a default (or other event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to Buyer or any of its properties or assets or (d) give rise to a declaration or imposition of any claim, lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of Buyer’s businesses.

3.4           Brokers and Finders.  Buyer has not engaged or authorized any broker, finder, investment banker or other third party to act on behalf of Buyer, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, or consented to or acquiesced in anyone so acting, and Buyer does not know of any claim for compensation from any such broker, finder, investment banker or other third party for so acting on behalf of Buyer or of any basis for such a claim.

ARTICLE 4

CERTAIN OTHER COVENANTS AND AGREEMENTS

4.1           Consents and Filings Each party shall use all commercially reasonable efforts to obtain or make, as the case may be, as soon as possible, all filings and requests for governmental approvals as may be required to be obtained or made by it in order to enable such party to perform its obligations under this Agreement.

4.2           Delivery of Books and Records.  At the Closing, Seller will deliver to Buyer all original contracts, books and records of the Acquired Business.

4.3           Cooperation and Further Assurance.               After the Closing, the parties shall cooperate in good faith to facilitate the transfer of the Stock in the manner contemplated hereunder with minimum disruption for the parties. Each party shall execute such further documents and instruments as the other may reasonably request to reflect the transactions contemplated hereunder and to vest in Buyer full title to the Stock and the Acquired Business.

4.4           Transfer Taxes.  All sales, use, transfer, stamp, conveyance, or other similar taxes, duties, excises or governmental charges imposed by any governmental authority, domestic or foreign, with respect to the sale or transfer of the Stock shall be borne entirely by Seller.

4.5           Transaction Expenses.  Each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby, whether or not the Closing occurs.  Any such expenses of the Seller shall not be charged to or incurred by the Acquired Business.

4.6           Non-compete.  In consideration of the purchase price paid by Buyer hereunder and the other covenants and agreements contained herein, Seller hereby agrees, during the time in which any payment may be due and payable under either section 1.3 or section 1.4 of this Agreement and for a period of three (3) years thereafter, that neither Stockholder, Holdings nor any of its or her successors or assigns, shall compete, directly or indirectly, with the Buyer, or any affiliate of the Buyer, in any business activity related to the Acquired Business within the countries of Denmark, Norway, Sweden or Finland.  For purposes of this section, Seller’s activity in disposing of existing inventory of Sports Enterprises shall not be considered to be activities in competition with Buyer or the Acquired Business.

ARTICLE 5

INDEMNIFICATION

5.1           Indemnity by the Seller.  The Seller shall indemnify and hold harmless, Buyer and the officers, directors, agents, affiliates and representatives of Buyer or any of them (the “Buyer

Indemnitees”) from and against, and shall reimburse the Buyer Indemnitees for any loss, liability, damage or expense, including reasonable attorneys’ fees and costs of investigation incurred as a result thereof, that the Buyer Indemnitees shall incur or suffer (collectively “Buyer’s Recoverable Losses”), arising out of or resulting from (a) a breach or default by Seller of or under (i) any representation or warranty contained in Article 2 hereof; or (ii) any agreement or covenant under or pursuant to this Agreement; or (b) any liability or obligation of the Acquired Business arising or incurred on or prior to the Effective Date and not disclosed to Buyer under this Agreement..

5.2           Indemnity by Buyer.  Buyer shall indemnify and hold harmless the Seller and the officers, directors, agents, affiliates and representatives of Seller or any of them (the “Seller Indemnitees”) from and against, and shall reimburse the Seller Indemnitees for any loss, liability, damage or expense, including reasonable attorneys’ fees and cost of investigation incurred as a result thereof, that the Seller Indemnities shall incur or suffer (collectively, “Seller’s Recoverable Losses”) resulting from (a) a breach or default by Buyer of or under (i) any representation or warranty contained in Article 3 hereof; or (ii) any agreement or covenant under or pursuant to this Agreement;  or (b) any liability or obligation of the Acquired Business arising or incurred after the Effective Date or arising or incurred on or prior to the Effective Date and disclosed to Buyer under this Agreement..

5.3           Limitations on Liability; Offset.  Seller shall have no liability to Buyer under Section 5.1 above until the aggregate of the Buyer’s Recoverable Losses reaches $25,000, at which point Seller shall be liable for all of Buyer’s Recoverable Losses to the extent provided in Section 5.1.  Seller shall not be obligated for Buyer’s Recoverable Losses under section 5.1(a) above to the extent such losses exceed the sum of $700,000 plus all amounts paid or payable under sections 1.3 or 1.4 above, nor shall Seller be liable for any claims described in Section 5.1(a) above which are first asserted after August 30, 2005, it being understood that claims made on or prior to such expiration date shall survive such expiration date  In the event that Buyer shall incur a loss that is a Buyer Recoverable Loss at a time in which any amounts remain to be paid under sections 1.3 or 1.4 above, Buyer may satisfy Seller’s liability for such loss by reducing the amount of any such payment or payments under said sections in the amount of such loss.  If Seller disputes its or her liability for such loss, Seller may submit such dispute to the dispute resolution procedure described below in section 5.4.

5.4                                 Claims for Indemnification; Disputes

(a)           Claims for Indemnification.  Any party hereto shall give Seller or Buyer, as the case may be (the “Indemnitor”), written notice (the “Claim Notice”) of any claim (including the receipt of any demand) or the commencement of any action with respect to which indemnity may be sought (the “Claim” or the “Claims).  The Claim Notice shall state (i) the aggregate amount of Buyer’s Recoverable Losses or Seller’s Recoverable Losses (in either case, “Recoverable Losses”) as to which indemnification is being sought (which amount may be estimated and updated from time to time), (ii) the components of the amount of Recoverable Losses for which indemnification is being sought (which components may be estimated and updated from time to time); and (iii) the specific grounds upon which the Claim for indemnification is being made.  The right to indemnification for a Claim shall be deemed to be accepted by the Indemnitor unless, within 30 days after the Indemnitor’s receipt of the Claim

Notice, the Indemnitor shall notify the claimant in writing that it objects to the right to indemnification with respect to the Claim.

(b)           Resolution of Disputes.  The parties shall undertake in good faith to have their representatives promptly meet and attempt to resolve all disputes regarding indemnification.  If the parties are unable to resolve such disputes within 30 days, the resolution of the disputes shall be referred to and settled by arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration (Copenhagen Arbitration).  The arbitration tribunal shall be composed of three artibrators.  Each party shall appoint one arbitrator and the Institute shall appoint a third arbitrator who shall be the chairman of the arbitration tribunal.  If a party has not appointed an arbitrator within 30 days of having requested or received notice of the arbitration, the Institute shall appoint such arbitrator.  The arbitrators in such a proceeding shall have the authority to resolve any such dispute and award judgments for monetary amounts, but shall not have the authority to award damages in the nature of punitive, exemplary or consequential damages.  The arbitration shall be conducted in English.  Judgment upon the award may be entered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.  The successful or prevailing party shall be entitled to recover all attorneys’ fees, expert witness fees and other costs incurred in such action, in addition to any other relief to which it may be entitled.

ARTICLE 6

GENERAL PROVISIONS

6.1           Entire Agreement; Modifications; Waiver.  Subject to the following sentence, this Agreement and the agreements ancillary hereto, supersede any and all agreements heretofore made, written or oral, relating to the subject matter hereof, and constitute the entire agreement of the parties relating to the subject matter hereof.  This Agreement supersedes the September 29, 2003 option letter between Seller and Buyer except for the cost sharing provisions of paragraph 1 of said letter, which provisions shall remain in effect until all such costs for the period specified therein have been calculated and reimbursed by Buyer as provided in said paragraph 1. This Agreement may be amended only by an instrument in writing signed by Buyer and Seller.  Inspection of documents or the receipt of information pursuant to this Agreement shall not constitute a waiver of any representation, warranty, covenant or condition hereunder.  No waiver shall be binding unless executed in writing by the party making such waiver.

6.2           Severability.  If any clause or provision of this Agreement shall be held invalid or unenforceable by the final determination of a court of competent jurisdiction, and all appeals therefrom shall have failed or the time for such appeals shall have expired, such clause or provision shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full force and effect.

6.3           Successors and Assigns.  Neither party hereto may assign or transfer all or a portion of its rights or obligations under this Agreement without the prior written consent of the other party.

Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each of the parties hereto, and their respective successors and assigns.

6.4           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

6.5           Governing Law.  This Agreement shall be construed and interpreted in accordance with the internal substantive laws of the Country of Denmark.

6.6           Notices.  All notices required or desired to be given hereunder shall be given in writing and signed by the party so giving notice, and shall be effective when personally delivered or sent by facsimile with receipt confirmed or two business days after transmission if sent by overnight delivery service and appropriate confirmation is received, addressed as set forth below.  Any party from time to time may change such party’s address for giving notice by giving notice thereof in the manner outlined above:

If to Buyer:

dj Orthopedics, LLC
2985 Scott Street
Vista, California 92083
Attention:	Donald M. Roberts
Facsimile:	(760) 734-3536

If to the Seller:

KD Holdings

Attention:	Kirsten Damgaard
Facsimile:

6.7           Recitals, Schedules and Exhibits.  The recitals, schedules and exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DJ ORTHOPEDICS, LLC

By:
Name:
Title:

“Buyer”

KD HOLDINGS

By:
Name:
Title:

Kirsten Damgaard

“Seller”